                                                                    EXHIBIT 12.1

                       SECURITY CAPITAL INDUSTRIAL TRUST

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

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
                            SIX MONTHS
                               ENDED
                             JUNE 30,            YEAR ENDED DECEMBER 31,
                          --------------- -------------------------------------
                           1997    1996     1996    1995    1994    1993  1992
                          ------- ------- -------- ------- ------- ------ -----
Net Earnings (Loss) from
 Operations.............  $53,672 $35,078 $ 79,384 $47,660 $25,066 $4,412 $(187)
Add:
 Interest Expense.......   24,558  17,359   38,819  32,005   7,568    321   504
                          ------- ------- -------- ------- ------- ------ -----
Earnings as Adjusted....  $78,230 $52,437 $118,203 $79,665 $32,634 $4,733 $ 317
                          ======= ======= ======== ======= ======= ====== =====
Fixed Charges:
 Interest Expense.......  $24,558 $17,359 $ 38,819 $32,005 $ 7,568 $  321 $ 504
 Capitalized Interest...    8,505   6,898   16,138   8,599   2,208     98   124
                          ------- ------- -------- ------- ------- ------ -----
   Total Fixed Charges..  $33,063 $24,257 $ 54,957 $40,604 $ 9,776 $  419 $ 628
                          ======= ======= ======== ======= ======= ====== =====
Ratio of Earnings (Loss)
 to Fixed Charges.......      2.4     2.2      2.2     2.0     3.3   11.3    (a)
                          ======= ======= ======== ======= ======= ====== =====
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(a) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover fixed charges for the year ended December 31, 1992 by $311,000.